Exhibit 23.2

Laurence G. Stephenson
Suite 302 - 15015 Victoria Avenue
White Rock, BC
Tel/Fax: (604) 780-7659

May 13, 2011

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

Re: Douglas Lake Minerals Inc. - Form S-1 Registration Statement

Dear Sirs and Madames:

As co-author of the below-referenced Technical and Resource Report, I hereby consent to the inclusion or incorporation by reference in the Form S-1 Registration Statement for Douglas Lake Minerals Inc., dated on or about May 13, 2011, and thereafter, and for any further amendment in connection therewith, of the following:

  Information contained in the "Technical and Resource Report on the Mkuvia Alluvial Gold Project", dated July 24, 2009.

In addition, I hereby consent to the reference to my name included in the Form S-1 Registration Statement for Douglas Lake Minerals Inc.

Yours truly,

/s/ Laurence G. Stephenson
Laurence G. Stephenson, P. Eng.